Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
WESTERN ASSET MORTGAGE CAPITAL CORPORATION

_________________________________________

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware
_________________________________________

Western Asset Mortgage Capital Corporation, a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

FIRST: Section 5.5 of the Corporation's Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

Section 5.5 Removal of Directors. Except as may be provided in a resolution or resolutions providing for any class of Preferred Stock pursuant to Article IV hereof, with respect to any directors elected by the holders of such class, any director, or the entire Board of Directors, may be removed from office at any time by the affirmative vote of the holders of at least a majority in voting power of all the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, Western Asset Mortgage Capital Corporation has caused this Certificate to be duly executed in its corporate name this 3rd day of June, 2016.

WESTERN ASSET MORTGAGE
CAPITAL CORPORATION

By: /s/     Charles A. Ruys de Perez
Name: Charles A. Ruys de Perez
Title: Secretary